[SBG LOGO]
--------------------------------------------------------------------------------
Security Benefit Life Insurance Company                700 SW Harrison St.
Security Benefit Group, Inc.                           Topeka, Kansas 66636-0001
Security Distributors, Inc.                            (785) 431-3000
Security Management Company, LLC

April 12, 2001

Security Benefit Life Insurance Company
700 SW Harrison Street
Topeka, KS  66636-0001

Dear Sir/Madam:

This letter is with  reference  to the  Registration  Statement of T. Rowe Price
Variable  Annuity  Account of which  Security  Benefit  Life  Insurance  Company
(hereinafter "SBL") is the Depositor. Said Registration Statement is being filed with the Securities and Exchange  Commission for the purpose of registering  the variable  annuity  contracts  issued by SBL and the  interests  of T. Rowe Price
Variable  Annuity  Account under such variable  annuity  contracts which will be sold pursuant to an indefinite registration.

I have examined the Articles of Incorporation  and Bylaws of SBL, minutes of the meetings of its Board of Directors and other records,  and pertinent  provisions of the Kansas  insurance laws,  together with applicable  certificates of public officials  and  other  documents  which I have  deemed  relevant.  Based  on the foregoing, it is my opinion that:

1.  SBL is duly organized and validly existing as a stock life insurance company under the laws of Kansas.

2.  T. Rowe  Price  Variable  Annuity  Account  has been  validly  created  as a
    Separate  Account  in  accordance  with  the  pertinent  provisions  of  the insurance laws of Kansas.

3.  SBL has the power,  and has validly and legally  exercised it, to create and issue the variable annuity  contracts which are  administered  within and by means of T. Rowe Price Variable Annuity Account.

4.  The  amount  of  variable  annuity  contracts  to be  sold  pursuant  to the indefinite registration,  when issued, will represent binding obligations of
    SBL in accordance  with their terms providing said contracts were issued for the considerations  set forth therein and evidenced by appropriate  policies and certificates.

I hereby consent to the inclusion in the Registration  Statement of my foregoing opinion.

Respectfully submitted,

AMY J. LEE

Amy J. Lee, Esq.
Associate General Counsel and Vice President
Security Benefit Life Insurance Company